EXHIBIT 99.1

Enochian BioSciences and Caring Cross Announce a Partnership to Potentially Increase the Effectiveness of a CAR-T Approach for HIV Cure Currently Being Studied in Humans

LOS ANGELES, March 15, 2022. (NASDAQ: ENOB) Enochian BioSciences, a company focused on gene modified cellular and immune therapies for infectious diseases and cancer, has issued an exclusive sub-license of one of its proprietary technologies that could improve the effectiveness of a potential cure for HIV with an anti-HIV CAR-T therapy that Caring Cross is studying in a clinical trial. Caring Cross is an innovative non-profit that partners with others, including for-profit companies, to increase access to new technologies and medicines under a collaborative value sharing model. Caring Cross and Enochian BioSciences entered into a profit-sharing agreement as part of the sub-license.

The CAR-T approach being studied in humans was shown to cure HIV infection in an animal model that was published in the prestigious scientific journal, Science Translational Medicine https://www.science.org/doi/10.1126/scitranslmed.aav56850). Based on those and other key data, Caring Cross received approval from the US Food and Drug Administration to advance to clinical studies that are being conducted by researchers from the University of California, San Francisco and the University of California, Davis with funding from the California Institute of Regenerative Medicine. More details of the trial can be found at clinicaltrials.gov with the identifier NCT04648046.

“We are very excited that our clinical trial has now begun. Combining innovative technologies could significantly increase the effectiveness of our therapy in the future and therefore improve its access and affordability said Dr. Boro Dropulic, the Executive Director of Caring Cross. “The technology acquired from Enochian BioSciences is an innovative strategy that could enhance the selection of the anti-HIV CAR-T cells, potentially increasing effectiveness, lowering cost and side effects, and increasing access to those in need. If it is shown to work in laboratory and animal evaluations, we would hope to pursue additional clinical studies combining our CAR-T therapy with Enochian BioSciences’ technology.”

Dr. Mark Dybul, CEO of Enochian BioSciences, said: “Our Co-Founder and Inventor, Dr. Serhat Gumrukçu, has presented data at scientific meetings showing that our proprietary approach substantially increased the selection of different cell types, including in an animal model. We have seen similar results in the laboratory with T-cells, the key to CAR-T therapy. Therefore, we are enthusiastic that the exclusive sub-license issued to Caring Cross will prove to be effective, offering hope to many people living with HIV. While these studies proceed, we continue to pursue several other novel approaches to potentially cure HIV.” https://www.enochianbio.com/hiv-technology/

About Enochian BioSciences, Inc.

Enochian BioSciences, Inc. is a biopharmaceutical company focused on developing innovative platforms for gene-modified cellular and immune therapies to potentially cure and treat deadly diseases. The company’s gene-modified cell and immune therapy platforms can potentially be applied to multiple indications, including HIV/AIDS, Hepatitis B, all SARS-CoV and Influenza viruses, and Oncology. For more information, please visit Enochianbio.com

About Caring Cross

Caring Cross is a 501(c)(3) non-profit dedicated to accelerating the development of advanced medicines and ensuring access to cures for all patients, everywhere. To enable its mission, Caring Cross is mobilizing a growing community of healthcare professionals, scientists, engineers, community advocates, donors, investors, and business leaders to support the development of technologies and candidate medicines and technologies. Currently, Caring Cross is advancing several initiatives that aim to improve the accessibility, affordability and applicability of CAR-T technology and stem cell gene therapy. These opportunities include developing and implementing affordable solutions for the manufacture of CAR-T cells, advancing a decentralized, place-of-care cell manufacturing model, and developing its first therapeutic candidate, an Anti-HIV DuoCAR-T Cell Therapy designed to suppress HIV replication and eliminate HIV-expressing cells in people with HIV. A stem cell gene therapy for Sickle Cell Disease and Beta-Thalassemia is also in development. For more information on Caring Cross visit https://caringcross.org/.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of Enochian BioSciences’ pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian BioScience’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian BioSciences and Caring Cross undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact: ir@enochianbio.com

For inquiries about the Phase I/Iia clinical trial:

Trial Site: University of California, San Francisco

Investigator: Steven G. Deeks, MD

Study Coordinator: Rebecca Hoh, MS, RD

Phone: (415) 476-4082 x 139

Email: Steven.Deeks@ucsf.edu

Trial Site: University of California, Davis

Investigators: Paolo Troia-Cancio, MD and Mehrdad Abedi, MD

Study Coordinator: Christina Dyer, CCRP

Phone: 916-703-3110 or 916-703-9118

Email: HS-DuoCARTeam@ucdavis.edu

Contacts for Caring Cross:

Tiberend Strategic Advisors, Inc.

Investors

Lisa Sher

970-987-2654

lsher@tiberend.com

Media

Rosalyn Christian

862-353-9266

rchristian@tiberend.com

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